SCHEDULE A

                              (as of May 23, 2018)

                                     FUNDS

                                                    ANNUAL RATE OF
                                                    AVERAGE DAILY      EFFECTIVE
Series                                                NET ASSETS          DATE
--------------------------------------------------------------------------------

First Trust CEF Income Opportunity ETF                  0.85%           9-28-16

First Trust Municipal CEF Income Opportunity ETF        0.75%           9-28-16

EquityCompass Risk Manager ETF                          0.65%           1-19-17

EquityCompass Tactical Risk Manager ETF                 0.65%           1-19-17

First Trust TCW Opportunistic Fixed Income ETF          0.65%           2-08-17

First Trust TCW Unconstrained Plus Bond ETF             0.85%           5-29-18